Exhibit 99.1

MICROSEMI

Moderator: Keri Donnelly

09-22-11/11:00 a.m. ET

Confirmation # 12873501

MICROSEMI

Moderator:    Keri Donnelly

September 22, 2011

11:00 a.m. ET

Operator:

Good Morning. My name is (Suzette), and I will be your conference operator today. At this time I would like to welcome everyone to the Microsemi conference call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer session. If you would like to ask a question during that time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key.

Thank you. (Miss Donnelly), you may begin your conference.
Keri Donnelly:	Good morning. And welcome to Microsemi conference call regarding its proposed offer for Zarlink Semiconductor Incorporated.

This is Keri Donnelly, coordinator of this call. In a few moments we will hear from and have an opportunity to ask questions of Jim Peterson, our President and Chief Executive Officer. Of John Hohener, our Executive Vice President & Chief Financial Officer. And of Steve Litchfield, our Executive Vice President & Chief Strategy Officer.

Let me remind you that during the course of this conference call, management may state beliefs and make projections or other forward-looking statements regarding future events and/or the future financial performance of the company. Including without limitation statements about expectations concerning benefits of the Zarlink acquisition, and the expectation that the acquisition will be a credit.

MICROSEMI

Moderator: Keri Donnelly

09-22-11/11:00 a.m. ET

Confirmation # 12873501

These statements reflect our expectations as of today. And are subject to change. Due to inherent known and unknown risks and uncertainties, actual results could differ materially from those projected or reflected in our forward-looking statements.

Microsemi undertakes no obligation to update these, or any forward-looking statements. Whether as a result of new information, future events, or otherwise. We refer you to the risk factors set forth in Microsemi’s report on form 10K for the fiscal year ended September 2010, which we’ll file with the SEC in November, 2010. And form 10Q for the quarter ended July 3rd, 2011 which we filed with the SEC on August 6th, 2011.

Information about Microsemi filed with the SEC is available free of charge at www.sec.gov. These reports identify important factors that could cause actual results to differ materially from our projections. With that said, we can begin.

We will start with John to give us the financial terms of the proposed acquisition. John?
(John Hohener):

Thank you, Keri. As announced in our release this morning, Microsemi has signed an agreement to acquire all the outstanding shares of Zarlink for $3.98 in cash in Canadian dollars. This offer is a 15 percent premium to yesterday’s closing price, and represents a total transaction value of $525 million U.S. dollars, net of Zarlink’s projected cash balance.

As a reminder, given the low interest rates currently, the exceptional fit of the acquisition, the relatively stable nature of Zarlink’s revenue base and the solidly accretive nature of the acquisition, we are comfortable introducing additional leverage into our model.

As expected, this is a highly accretive transaction for Microsemi. And we now believe the accretion will be in the range of 24 cents to 26 cents per share on a non-gap basis in the first year of post closing. This is a direct result of the now friendly nature of the transaction which has allowed us to more fully engage and due diligence with Zarlink.

MICROSEMI

Moderator: Keri Donnelly

09-22-11/11:00 a.m. ET

Confirmation # 12873501

Driving increased confidence and in fact substantial upside to our earlier revenue synergy and transaction expense estimates. We will get more color on these expectations once we complete the acquisition.

I would also like to note that in this morning’s press release we indicated that as of today, we now expect net sales for the September quarter to increase between three to five percent sequentially. And we remain comfortable with our previously announced non-GAAP diluted earnings per share guidance for the fourth fiscal quarter of 2011 up 52 cents to 54 cents.

As a reminder also, our earnings release date is scheduled for November 10, 2011 at 1:45 p.m. Pacific Time. With that I will now turn the call over to Jim for his comments on the acquisition.
Jim Peterson:

OK thank you, John. And thank you to everyone who has called in this morning to discuss our acquisition of Zarlink. Despite a rough start, I am extremely pleased to announce today a friendly transaction to the benefit of both Microsemi and Zarlink shareholders. Once we have engaged with Zarlink on better terms, our diligence (revealed there) to be worth the wait. Worth the worry, and definitely worth the price.

And as I stated just over two months ago, the strategy fits. I relay to you today the (inaudible) is better than we had thought. Zarlink , wide circuit, power management, timing and (secretization) product fit hand and glove with our existing communication portfolio.

In medical products, our perfect (extension) of our offerings. And we have the experience and scale to actually get the ball rolling in what is a very demanding market. We take great pride in our (inaudible) eligibility to acquire and (inaudible) businesses, turning their potential into profit.

Zarlink represents an excellent opportunity in this regard. Going forward, the combination means a bigger addressable market, scale, and efficiency. And one of the fastest growing and broadest product offerings in the semiconductor marketplace today.

MICROSEMI

Moderator: Keri Donnelly

09-22-11/11:00 a.m. ET

Confirmation # 12873501

Management is focused and ready to drive strong future returns. As I stated in the press release, we have signed an agreement and full support of Zarlink’s board. Based on this, we have extended the offer until 5:00 p.m. Eastern Time on October 12. And I believe we will close this deal in a timely fashion.

With that I will now turn the call over to questions from our analysts. Operator?
Operator:

At this time, if you would like to ask a question please press star on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. And your first question comes from (Tory Sandburg).

(Tory Sandburg):

Yes, thank you. A few questions. First of all Jim, you said you know now that it’s been friendly, have you done more due diligence that this is going to be a better acquisition than you thought. Can you just elaborate a little bit more on that, and maybe specifically touching on some of the product lines?

Jim Peterson:

Yes you know without a doubt, right? I mean one of the questions I would go into this thing with the Legacy products. And you know organic by themselves with their next generation product roadmaps and technologies. And of course combined with our scale and discipline, right. Would we offset that, and the answer is yes.

You know once we get in, Zarlink’s board was right. And their management team was right. We would see some value. Some compelling strategic fits. Some prime roadmaps that you know quite honestly my engineers and my team reviewed and we go yes, you’re right. To the point that the end result is plain and simple to our shareholders. Increased revenue and the thing you guys really like is the accretion, 20, 40, 26 cents.

(Tory Sandburg):	Very good and on the accretion topic, can you just remind us or maybe the – an update on where that is going to come from. Is it you know mainly going to be operating expenses or you know is there going to be some revenue acceleration? Just please help us understand to where the accretion is going to come from.

MICROSEMI

Moderator: Keri Donnelly

09-22-11/11:00 a.m. ET

Confirmation # 12873501

Jim Peterson:	Yes. I am going to let (inaudible) answer that. Litch is ready for this one. Go, Litch.
Steve Litchfield:

Yes. (Tory), thanks. So basically look, we did get a lot better visibility here. We have tried to narrow this down a little bit. John mentioned in the prepared remarks that we expected to see 24 to 26 cents of accretion. So the split of that is on or about – I think I mentioned this in the previous call. About 25 percent of that should come from (inaudible). And 75 from op ex.

And so we typically as we have talked about a number of times in previous transactions, we should see that op ex cost really come out in the first six months. And whereas the (COGS) portion usually comes kind of in that six to 12 month timeframe.

So the one other question that I think kind of relates to the synergy side and the accretion is the expected revenues. So it is a little bit early to really comment too much on the expected revenues. You know it’s kind of a turbulent market environment to come degree. And so we’re kind of assessing that. The quarter is ending right now. We feel pretty comfortable as usual.

We would expect to take some of these revenues down just for the simple fact that we don’t want to take low margin business. So we do intend to do that in this particular transaction as well as we previously mentioned.

So but I am not prepared to give you a hard number today. But it will definitely come down from where the street is today.
(Tory Sandburg):

No, that’s fair. And then the last question for John. You know, you are lowering your revenue target for this quarter. Yet your EPS is going to be intact. So you know first of all you know what’s happening to the revenue. I mean I am sure it’s macro. But if you could elaborate on that.

And then what are you doing to keep the EPS the same? Is the you know high gross margin, or better op ex controls?
Jim Peterson:	(Inaudible) for John because John just (inaudible). You’re right. It’s macro.

MICROSEMI

Moderator: Keri Donnelly

09-22-11/11:00 a.m. ET

Confirmation # 12873501

(Tory Sandburg):	Yes.
Jim Peterson:	The good news, it’s up a good solid three to five percent versus (other) years.
(Tory Sandburg):	Yes.
Jim Peterson:	And the other thing, you know operational efficiency. Next generation products. Strength of product roadmaps. And a damn good management team.
(Tory Sandburg):	OK. Great job guys. No more questions. Thank you.
Jim Peterson:	Thank you.
Operator:	Thank you. Your next question comes from (Rick Schaefer).
(Rick Schaefer):	Hey guys, congratulations.
Jim Peterson:	Hi, (Rick). Thank you my friend.
(Rick Schaefer):

Yes, just had a couple of questions. I guess back on the topic of the top line. I mean I know (inaudible) I know you don’t want to get down to a number right now. But I mean if historically on some of your bigger acquisitions, you have given stuff sort of that 10 to 20 percent top line (inaudible). Are we talking something similar to that? I mean just to kind of frame some kind of – you know get something on there?

Jim Peterson:

Yes good (inaudible). You know we like the 10 to 20 percent. We don’t like the low margin business. You know it’s the usually thing. (Inaudible) it doesn’t give you much difference than what we do with White. And certainly no different than we did with Actel. We’re going to look for what makes sense, and what doesn’t make sense. And more importantly what is going to make us money.

(Rick Schaefer):	Got it. Got it. And then on that topic, I mean are there businesses they have that you guys you know instead of shutting down maybe you could find value selling them off? I mean did you see pieces that maybe you know you guys would pair out and sell off? Or . . .

MICROSEMI

Moderator: Keri Donnelly

09-22-11/11:00 a.m. ET

Confirmation # 12873501

Jim Peterson:	Yes you know what, I use (inaudible) sell. But I am not a bit fan of any kind of hairy business. You know that.
(Rick Schaefer):	Yes.
Jim Peterson:

You have been with me 10 years. But that’s not saying I would sell it. That would say I would you know I am just not a fan of it. But I don’t like buying things just to sell them off. That just takes some – I would rather have my team focused on fixing and gain, and growing, and not worrying about how I can get a few million here and there.

(Rick Schaefer):

OK. And last (deal) question. I am just curious, you know I know you haven’t – you extended the tender (inaudible) of what I think is the 12. But you know any idea like a timeframe for when this might close?

Jim Peterson:	Yes. (Inaudible).
(Rick Schaefer):	Well so the tender is going to close on the 12th of October?
Jim Peterson:	Yes.
(Rick Schaefer):	And so we believe that you know we will get the shares tendered by the 12th. I mean it is close of business on the 12th?
Jim Peterson:

Yes, the (commercial) is (tender) share. That’s the commercial here. OK. Got it. Got it. And then just a final question on the current order trends, back on kind of (Tory’s) question on the top line. I mean have you guys seen anything materially change in the last few weeks? I mean have things kind of stabilized?

(Rick Schaefer):	You know we were here eight weeks ago, right? If a lot’s changed in eight weeks from the last time I spoke, you’ve got the wrong guy running this company, right?
Jim Peterson:	Right.

MICROSEMI

Moderator: Keri Donnelly

09-22-11/11:00 a.m. ET

Confirmation # 12873501

(Rick Schaefer):

We saw a weakness in semi-cap. We saw a weakness in the solar stuff. We saw a strength in the defense market. We see strength in most all of our other markets, right. And so it’s – it hasn’t changed in eight weeks. And if you have your money in stock that will change dramatically in eight weeks or reconsider who you are putting money in.

Jim Peterson:	Yes. Got it. Thanks, a lot.
Operator:	Thank you. Your next question comes from (Quinn Boltrane).
(Quinn Boltrane):

Hey, guys. Congratulations. (Steve), you know I know you are not giving us you know exact numbers for Zarlink. But if you just take the consensus estimates, what (inaudible) consensus has or like about 250 million top line and you run the rest of the numbers, it looks like you can get almost 25 cents just by (layering) in the consensus estimates on top of Microsemi’s current income statement for fiscal 12.

You know you are going to walk away from some business. So can you give us some sense – you know how much do you think is driven by just bringing the Zarlink business in, and then now how much is synergies? I mean is it is sort of 60 percent (layering) and Zarlink? Any the other 40 percent taking out some of the op ex. Any you know is it 15 cents from Zarlink, 10 cents from synergies, kind of. . .

Steve Litchfield:

I mean I don’t know that I would think that. I am probably thinking more of a 50/50 mix. I mean we’re definitely going to realize some synergies from the transaction. And we’re also being conservative here. I mean on a lot of fronts, right. I mean we want to go off and execute and you know exceed our goals like we have in the past on acquisitions.

And also you have a difficult market environment. And so you know we’re being cautious. Setting the goals where we can beat them.
(Quinn Boltrane):

OK. And then second you know obviously now that you have entered into a friendly negotiation, you know employee retention is always a problem in (inaudible) transactions. You know what sense do you have about the Zarlink engineer’s enthusiasm for this transaction have you been able to put in place? Retention programs to make sure you keep that engineering talent. Thanks.

MICROSEMI

Moderator: Keri Donnelly

09-22-11/11:00 a.m. ET

Confirmation # 12873501

Steve Litchfield:

Yes, look. From day one, right. Our debate was with the management team, not the engineers. We have been very clear that we think that Zarlink has the best engineers (and class) in their market space. We have seen their product roadmaps. We have seen their technology. We have seen their operations, and we applaud them.

So when you know for the short, you know we say hey. Give us the chance, right. We’re nice guys. And while we wouldn’t get (addressed) the employees and the like, we certainly will. And that’s how we’ve done all our acquisitions. And I think if you call (inaudible) that we have you know acquired, the joint adventure (semi-family), we usually retain the engineers and the talent that we need.

(Quinn Boltrane):

Is there any – any impact on the share count? You know to the extent you have to either give out new employee stock options or equity compensation? Is there any expected change in the share count, or is that going to be effective (inaudible)?

Steve Litchfield:	Very similar to what we did with the White and the Actel. If you look at the trends there, I think you’ll find the same thing here.
John Hohener:	Yes and the fact that this is as cash transaction, the share count is not going to change materially in relation to your question.
Steve Litchfield:	OK. Thanks, John. Thanks, guys.
John Hohener:	Thank you.
Operator:	Thank you. Your next question comes from (Hars Kumar).
(Hars Kumar):	Hi guys. First of all, congratulations on the deal. Sounds like a really nice accretive deal. I had a couple of simple questions. Maybe I’ll start off with a question for John. John, how much level of debt do you feel comfortable with from a capital structure standpoint? I know (inaudible) being opportunistic here with the rates. But maybe just some broader thoughts on where you stand.

MICROSEMI

Moderator: Keri Donnelly

09-22-11/11:00 a.m. ET

Confirmation # 12873501

John Hohener:

Well (800) right now is a good number. And just to give you guys a little bit of a flavor in terms of the deal just as a refresher. You know, we expect the interest rate to come in between five and six percent. Again, this is seven-year term B paper. Fully committed. And as we go forward, the main thing we’re going to continue to look at is our debt to EBITDA ratio. We have several peers that are in the three to five percent – or three to five times range.

This transaction probably starts us right at three. We expect it to trend down relatively quickly to 2.5 times. So that is a goal for us. And right now we’re quite comfortable with that load.
(Hars Kumar):	Fair enough. And then what is this, I think you had a goal of $200 million, slightly over that maybe in cash flow. Does this deal change that in any manner up or down, positively or negatively?
John Hohener:	Well, you know once we get through the cost of the transaction and so forth, we will be on a run rate where we will exceed that.
(Hars Kumar):

OK. And then, my last question, I think you (tuned) something about the guidance. And I think Jim mentioned that there are areas that are strong. I mean I understand macroeconomic stuff in a lot of areas we – I just want to focus on perhaps what is working for Microsemi. What’s strong in this kind of a market for you guys. Maybe Jim, you could answer that for me.

Jim Peterson:	Yes. Certainly the best market, commercial (air), satellite, down hole drilling. You know and some – even some of the industrial markets are going quite strong.

MICROSEMI

Moderator: Keri Donnelly

09-22-11/11:00 a.m. ET

Confirmation # 12873501

(Hars Kumar):	Great. So a lot of the higher (out) stuff is holding up.
Jim Peterson:	And here is the one that is going to (slate) it. All right. I just thought of it. The (RF) market. That market is very strong.
(Hars Kumar):	The (RF) for bay stations, handsets?
Jim Peterson:	Yes. (Inaudible).
Male:	Well we have got it – we have a number of (RF) projects that we – from an infrastructure standpoint. But probably more importantly right now we see a lot of strength in the wireless LAN market.
(Hars Kumar):	Great. Thanks. Thanks, guys. Congratulations.
Male:	Thank you.
Operator:	Thank you. Your next question comes from (Craig Verture).
(Chris):

Hey guys, this is (Chris), in for (Craig). If you guys could talk about what the new gross margin profile is going to look like for the combined companies, and any gross margin opportunities you might – you guys might have with the integration there.

Male:

Yes. You know the gross margin thing is going to look a lot like what I told you the last earnings release call, and what I am going to dwell on next. You know the whole thing is about our targets, right. Eight weeks ago we told you that we were going to get to a 60 percent gross margin, 30 percent gross margin. We even gave you more color. And we told you we would get to the gross margin at six to eight quarters, and that the operating to 30 percent, we’d get there even faster, four to six quarters. And that’s still on track.

How this kind of folks in and the like. You know you’re going to have to give me until the earnings release call (inaudible) November and I could probably give you a little more color. But we’re still right on track. This should enhance it.

(Chris):	OK. And I think Zarlink’s gross margins were a little bit below yours. So are there some opportunities there to help you out going forward?
Male:	Oh count on it. That was the answer. Count on it.
(Chris):	All right. Thanks.

MICROSEMI

Moderator: Keri Donnelly

09-22-11/11:00 a.m. ET

Confirmation # 12873501

Operator:	Thank you. You’re next question comes from (Christopher Quanchera).
(Christopher Quanchera):	Hey guys, congratulations on the deal.
Male:	Thanks, (kid). How are you doing?
(Christopher Quanchera):

I’m doing well. So my question is more you know we have seen you guys acquire a lot of companies in the past. And you just you know to finish up the consolidation. I just want to know, you know you are branching out into Canada now. What are your plans in terms of bringing things in house? And can that kind of also help to you know move up margins and profitability on the Zarlink part of the business?

Jim Peterson:

Yes. Yes that’s – we’re pretty good at this. Right. It’s what we do, right? We’re good at integration. You know this one here, you know the Actel, you know that is running well. Right. So the (inaudible) that integrated the white and then integrated Actel, you know they are just hungry now. They’re biting at the bit.

So what we had is our M&A and our integration team. You know they’re working aggressively on the next six months, right. And there is full focus on this. So you are going to see that you know the very same stuff we did with Actel. And you are going to see a very positive to the strength of Microsemi going forward. Expect that.

(Christopher Quanchera):	How much space do you have on some of your internal fabs at this point? And what is your utilization rate and pretty much across the board?
Jim Peterson:	Well really (inaudible) fabulous.
(Christopher Quanchera):	Right.
Jim Peterson:	So it’s just a matter of industry capacity very similar. The regulatory stuff that we do in-house, you know we (inaudible) fabs. You know we’re (inaudible) comfortably. And we have got room for growth. And we have room to you know to ((inaudible)) you know additional products as we introduce them.

MICROSEMI

Moderator: Keri Donnelly

09-22-11/11:00 a.m. ET

Confirmation # 12873501

(Christopher Quanchera):	Great. All right. That’s all I have. Thanks, guys.
Jim Peterson:	OK.
Operator:	Thank you. Your next question comes from (Steve Smidgy).
(Steve Smidgy):	Great. Thanks. You all have my congratulations. I apologize, I lost my connection for a couple minutes, so if I ask a repeat question, sorry about that. But.
Jim Peterson:	That’s fine.
(Steve Smidgy):

So my first question was just with regard to end market mix, you discussed what that would look like (post) acquisition. And kind of what I am getting at is I think there has been some concern with you guys just because you are you know a decent you know U.S. military mix. And there is some concern about I guess budget cuts, which I know you guys have a good case of why that may not be an issue.

But that aside, it seems like with this acquisition you are going to mitigate a lot of that risk in addition to (inaudible).
Jim Peterson:

Yes. You know, mitigating is a big word, right. I think it’s a great market to be in. I am making a lot of money on it. I am growing that market. Last quarter we grew it over five percent. It was our largest grower and it probably will be this quarter. I think – and certainly in absolute dollars. So I need to put a good plug in for our positioning in the defense market space.

Let’s just give you a you know kind of a clarification on the boxes. The last time we spoke in (inaudible) we were at industrial alternative energy at 19 percent. Enterprise communication 20 percent. Aerospace at 23. Defense and security 38 percent. That would (inaudible) Zarlink right. Or (inaudible) joined the family.

They were (21 percent) in medical and other 79 percent communications. So let’s see what it looks like in a proforma. It gives us aerospace about 17 percent. Industrial alternative energy 20 points. Defense and security 19. Enterprise communication about 34 from (inaudible). And defense and security goes down to on or about 29 percent from the 38 percent.

MICROSEMI

Moderator: Keri Donnelly

09-22-11/11:00 a.m. ET

Confirmation # 12873501

(Steve Smidgy):

Right. And even within that it’s – I understand your point. I think you know long-term you guys will do a great job. But just for the short-term issue it seems like even the U.S. portions can be much – you know a smaller portion.

Jim Peterson:	And you know those of you that want to feel comfortable that’s a smaller portion go right ahead. Those of you that look at it real straight and the money we make in that market, understand that too.
(Steve Smidgy):	And then the second question was, given the acquisition, is there going to be some sort of change in regional mix that would significantly impact tax rate one way or the other?
Jim Peterson:

No, actually quite interesting. Their tax rate on a blended basis was 18 percent. We have been using 18 percent as well. Right now that is our expectation moving forward. You know with the overall understanding that we have programs in place to improve on that as we have talked about before.

(Steve Smidgy):	Great. Thank you very much.
Operator:	Thank you. Your last question comes from (Andrew Long).
(Andrew Long):	Hey guys. Congratulations.
Jim Peterson:	Thank you.
(Andrew Long):

I just had two questions. First, when you first announced the deal, I think you said that the accretion would be you know maybe better than 20 cents. And now you are kind of upping it a little bit to 24 and 26 cents. But at the same time, you raised your purchase price. So you can you just kind of walk us through the math of how that works?

Jim Peterson:	Yes. Well the purchase price realized you know we had a couple things. Right. We had to change (inaudible) in our favor. So the mathematicians out there dial that in. And 24 to 26 cents is our current outlook. And I think Litchfield, I’ll reiterate what he said. A nice conservative but yet something chunky you guys can bite into.

MICROSEMI

Moderator: Keri Donnelly

09-22-11/11:00 a.m. ET

Confirmation # 12873501

(Andrew Long):	Got it. OK. And then the follow-on question was, I think you said that in Zarlink about 80 percent of their business is communications. So is any of that handsets?
Jim Peterson:	Well you know absolutely. We (inaudible) sync business, right. The voice and power business and the medical business. But a small part. Tiny part, OK. You know small enough not to concern me.
(Andrew Long):	OK. Great. Thanks very much.
Jim Peterson:

OK. And I think that was the last of the questions. So as a reminder, I want to remind you of the earnings release call on (10, November at 1:45) coming up. I want to thank you for joining us. And lastly, (tender your shares).

Operator:	Thank you. This concludes today’s conference call. You may now disconnect.

END